Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333 -127656), relating to the 2005 Stock Option Plan of Houston American Energy Corp., on Form S-3 (File No. 333-134756), on Form S-8 (File No. 333-151824), relating to the 2008 Equity Incentive Plan, and on Form S-3 (File No. 333-161319) of our report dated March 25, 2010, relating to the financial statements of Houston American Energy Corp. that appear in the Annual Report on Form 10-K of Houston American Energy for the year ended December 31, 2009.

/s/GBH CPAs, PC

GBH CPAs, PC

HOUSTON, TEXAS

March 25, 2010